UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 12, 2010

THE FIRST AMERICAN CORPORATION

(Exact Name of the Registrant as Specified in Charter)

California	001-13585	95-1068610
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 First American Way, Santa Ana, California		92707-5913
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (714) 250-3000

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The information set forth under Item 2.03 is hereby incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

ISC Credit Agreement

On April 12, 2010, The First American Corporation (the “Company”) signed and closed a third amended and restated credit agreement (the “ISC Credit Agreement”) with JPMorgan Chase Bank, N.A. (“JPMorgan”) in its capacity as administrative agent and collateral agent and the following lenders (the “ISC Lenders”):

• Bank of America, N.A. • Bank of the West • Comerica Bank	• HSBC Bank USA, National Association • JPMorgan Chase Bank, N.A. • Keybank National Association	• Union Bank, N.A. • US Bank, National Association • Wells Fargo Bank, National Association

The ISC Credit Agreement amends and restates the Company’s second amended and restated credit dated as of November 16, 2009. Wells Fargo Bank, National Association acted as syndication agent under the ISC Credit Agreement. The proceeds of the extensions of credit under the ISC Credit Agreement may be used for working capital and other general corporate purposes.

The ISC Credit Agreement consists of a $350 million six-year term loan facility and a $500 million revolving credit facility with a $50 million letter of credit sub-facility. The term loan facility was drawn in full on April 12, 2010. The revolving loan commitments are scheduled to terminate on July 11, 2012. The ISC Credit Agreement provides for the ability to increase the term loan facility provided that the total credit exposure under the ISC Credit Agreement does not exceed $1.05 billion in the aggregate.

The Company’s obligations under the ISC Credit Agreement have been guaranteed by the Company’s subsidiaries that are information solutions companies (the “ISC Group”) that comprise at least 90% of the total U.S. assets of the ISC Group pursuant to a guarantee and collateral agreement (the “Guarantee and Collateral Agreement”) among those subsidiaries, the Company and JPMorgan in its capacity as collateral agent (the “ISC Collateral Agent”). From July 7, 2010 onward, the Company’s obligations under the ISC Credit Agreement must be guaranteed by ISC Group subsidiaries that comprise at least 95% of the total U.S. assets of the ISC Group. The ISC Group subsidiaries that from time to time guarantee the Company’s obligations under the ISC Credit Agreement are referred to as the “ISC Guarantors.”

To secure the Company’s obligations under the ISC Credit Agreement, the Company and the ISC Guarantors (the “ISC Loan Parties”) have granted the ISC Collateral Agent a security interest over substantially all of their personal property. The ISC Loan Parties are also obligated to grant the ISC Collateral Agent a mortgage or deed of trust over all real property owned by the ISC Loan Parties with a fair market value of $1 million or more.

The term loans are subject to mandatory repayment, commencing September 30, 2010, and continuing on each three month anniversary thereafter until and including March 31, 2015 in an amount equal to $875,000. The outstanding balance of the term loans is due on April 12, 2016. The term loans are subject to prepayment from (i) the net proceeds of certain debt incurred or issued by any ISC Loan Party, (ii) a percentage of excess cash flow of the Company (unless the Company’s leverage ratio is less than 1:1) and (iii) the net proceeds received (and not reinvested) by any ISC Loan Party from certain assets sales and recovery events.

At the Company’s election, borrowings under the ISC Credit Agreement will bear interest at (i) the alternate base rate (defined as the greatest of (a) JPMorgan’s “prime rate”, (b) the Federal Funds effective rate plus 1/2% and (c) the reserve adjusted London interbank offering rate for a one month Eurodollar borrowing plus 1%) (the “Alternate Base Rate”) plus the ISC Applicable Rate or (ii) the London interbank offering rate for Eurodollar borrowings (the “LIBO Rate”) adjusted for statutory reserves (the “Adjusted LIBO Rate”), provided that the minimum LIBO Rate with respect to any term loan shall not be less than 1.50%, plus the ISC Applicable Rate. The Company may select interest periods of one, two, three or six months or (if agreed to by all ISC Lenders) nine or twelve months for Eurodollar borrowings of revolving loans. The initial interest period for the term loans is one month. At the end of the initial one month period, the Company may select interest periods of three or six months or (if agreed to by all ISC Lenders) one, two, nine or twelve months for Eurodollar borrowings of term loans. The ISC Applicable Rate varies depending upon the Company’s leverage ratio. The minimum ISC Applicable Rate for Alternate Base Rate borrowings is 1.75% and the maximum is 2.25%. The minimum ISC

Applicable Rate for Adjusted LIBO Rate borrowings is 2.75% and the maximum is 3.25%. The initial interest rate for the term loans is approximately 4.75%.

The terms of the ISC Credit Agreement include customary representations and warranties, as well as reporting covenants, affirmative covenants, negative covenants, financial covenants and events of default, customary for financings of this type. Upon the occurrence of an event of default the ISC Lenders may accelerate the loans and the ISC Collateral Agent may exercise remedies under the collateral documents. Upon the occurrence of certain insolvency and bankruptcy events of default the loans will automatically accelerate. The Company may also be required to cash collateralize outstanding letters of credit upon the occurrence of an event of default.

On April 12, 2010, the Company also announced that it was (i) commencing cash tender offers for the outstanding $100 million 7.55% senior debentures of the Company due 2028, the $150 million 5.7% senior notes of the Company due 2014 and the $100 million 8.5% capital securities of First American Capital Trust I due 2012, as well as the PREFERRED PLUS 7.55% trust certificates issued by the PREFERRED PLUS Trust Series Far-1 due 2028 (collectively, the “Existing Notes”), and (ii) soliciting from the holders of certain of the Existing Notes consents to amend the indentures under which such Existing Notes were issued to expressly affirm that the Company’s proposed spin-off of its financial services companies (the “Spin-Off”) does not conflict with the terms of the indentures.

As long as the Company meets certain liquidity requirements, no event of default will arise from, and the Company’s ability to borrow revolving loans under the ISC Credit Agreement will not be impaired by, one or more holders of any of the Existing Notes (or a trustee or other representative for them), (i) asserting in writing that the Spin-Off will give rise or has given rise to a breach of one or more covenants in one or more Existing Note documents, (ii) issuing a notice of default or of acceleration under such Existing Notes premised on such a breach (or premised on a cross-default or cross-acceleration to one of the other Existing Note documents as a result of such a breach under such other Existing Note document) or (iii) threatening in writing or commencing litigation or other proceedings based upon such assertion or such notice of default or of acceleration, including proceedings to enjoin the Spin-Off, for declaratory relief that such a breach will occur or has occurred or to seek money damages.

FSC Credit Agreement

On April 12, 2010, First American Financial Corporation (“FAFC”) entered into a credit agreement (the “FSC Credit Agreement”) with JPMorgan in its capacity as administrative agent and the following lenders (the “FSC Lenders”):

• Bank of America, N.A. • Bank of Hawaii • Bank of Oklahoma • Bank of Taiwan, Los Angeles Branch • Bank of The West • BBVA Compass Bank	• Chang Hwa Commercial Bank, Ltd., Los Angeles Branch • Citibank, N.A. • City National Bank • Comerica Bank • E. Sun Commercial Bank, Ltd., Los Angeles Branch	• JPMorgan Chase Bank, N.A. • Keybank, National Association • M&I Marshall & Ilsley Bank • U.S. Bank National Association • Wells Fargo Bank, N.A.

The proceeds of the extensions of credit under the FSC Credit Agreement may be used for general corporate purposes, including repayment of certain debt retained by the Company in connection with the Spin-Off transactions.

The FSC Credit Agreement is comprised of a $400 million revolving credit facility. The revolving loan commitments are scheduled to terminate on the third anniversary of the date of closing. The closing is expected to occur immediately following the consummation of the Spin-Off. The FSC Credit Agreement provides for the ability to increase the revolving loan commitments provided that the total credit exposure under the FSC Credit Agreement does not exceed $400 million in the aggregate.

FAFC’s obligations under the FSC Credit Agreement will be guaranteed by FAFC’s Data Trace and Data Tree companies, their parent entities (other than First American Title Insurance Company (“FATICO”)) and their subsidiaries (collectively, the “FSC Guarantors”). In connection with the closing of the FSC Credit Agreement, the Guarantors will become parties to the FSC Credit Agreement by means of a joinder agreement.

To secure the obligations of FAFC and the FSC Guarantor’s (collectively, the “FSC Loan Parties”) under the FSC Credit Agreement, the FSC Loan Parties will enter into a pledge agreement (the “Pledge Agreement”) with JPMorgan in its capacity as collateral agent (the “FSC Collateral Agent”) and, pursuant thereto, will pledge all of the equity interests they own in each Data Trace/Data Tree Entity and FAFC will pledge 9% of its equity interest in FATICO.

If at any time the rating by Moody’s Investors Service, Inc. (“Moody’s) or Standard & Poor’s Ratings Group (“S&P”) of the senior, unsecured, long-term indebtedness for borrowed money of FAFC that is not guaranteed by any other person or subject to any other credit enhancement (the “Index Debt Rating”) is rated lower than Baa3 or BBB-, respectively, or is not rated by either such rating agency, then the loan commitments are subject to mandatory reduction from (i) 50% of the net proceeds of certain equity issuances by any FSC Loan Party, (ii) 50% of the net proceeds of certain debt incurred or issued by any FSC Loan Party, (iii) 25% of the net proceeds received by any FSC Loan Party from the disposition of Company stock received in connection with the Spin-Off and (iv) the net proceeds received by any FSC Loan Party from certain dispositions of assets, provided that the commitment reductions described above are only required to the extent necessary to reduce the total loan commitments to $200 million. FAFC is only required to prepay loans to the extent that, after giving effect to any mandatory commitment reduction, the aggregate principal amount of all outstanding loans exceeds the total loan commitments.

At FAFC’s election, borrowings under the FSC Credit Agreement will bear interest at (i) the Alternate Base Rate plus the FSC Applicable Rate or (ii) the Adjusted LIBO Rate plus the FSC Applicable Rate. FAFC may select interest periods of one, two, three or six months or (if agreed to by all FSC Lenders) such other number of months for Eurodollar borrowings of loans. The FSC Applicable Rate varies depending upon the rating assigned by Moody’s and/or S&P to the FSC Credit Agreement, or if no such rating shall be in effect, the Index Debt Rating. The minimum FSC Applicable Rate for Alternate Base Rate borrowings is 1.50% and the maximum is 2.25%. The minimum FSC Applicable Rate for Adjusted LIBO Rate borrowings is 2.50% and the maximum is 3.25%.

The terms of the FSC Credit Agreement include customary representations and warranties, as well as reporting covenants, affirmative covenants, negative covenants, financial covenants and events of default, customary for financings of this type. Upon the occurrence of an event of default the FSC Lenders may accelerate the loans and the FSC Collateral Agent may exercise remedies under the collateral documents. Upon the occurrence of certain insolvency and bankruptcy events of default the loans will automatically accelerate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FIRST AMERICAN CORPORATION

Date: April 16, 2010	By:	/s/ KENNETH D. DEGIORGIO
Name: Kenneth D. DeGiorgio Title: Senior Vice President and General Counsel

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